Exhibit 99.4

SUMMARY

As used herein, unless otherwise indicated: (i) the “Company,” “we,” “our,” “us” or similar terms refer collectively to Sanchez Energy Corporation and its operating subsidiaries; (ii) the “Catarina acquisition” refers to the transactions contemplated by the purchase and sale agreement we entered into with SWEPI LP and Shell Gulf of Mexico Inc., subsidiaries of Royal Dutch Shell plc (“Shell”), on May 21, 2014 (as amended or waived, the “Purchase and Sale Agreement”), which is expected to close on or about June 30, 2014; and (iii) the “Catarina assets” refers to the assets to be acquired in the Catarina acquisition.

We have significantly increased our production since our initial public offering in December 2011 (“IPO”) and believe the location, size and concentration of acreage in our core project areas provide us an opportunity to continue to increase production, lower costs and further delineate our resource potential. As of May 31, 2014, we have brought 41 new wells on-line since the beginning of 2014. We also had 11 wells in various stages of drilling, completion or initial flow back as of May 31, 2014. The resulting production rates achieved by this program, together with recent acquisitions, increased our first quarter 2014 sales volumes by approximately 376% over our first quarter 2013 sales volume to 1,691 mboe, of which 87% was crude oil and NGLs. Our estimated average net daily production rate for the month of May was approximately 19,500 boe/d and our current daily production is approximately 21,000 boe/d.

Since March 31, 2014, we have been acquiring additional undeveloped acreage in the TMS and, as of May 31, 2014, we had accumulated approximately 57,000 net acres.

Throughout 2013, we raised approximately $1.1 billion in aggregate new capital through two offerings of our existing senior notes, a convertible preferred stock offering and a common stock offering. In connection with the Catarina acquisition, we expect to enter into a newly amended and restated $1.5 billion revolving credit facility with an initial borrowing base of $550 million which we expect to be revised downward to $475 million as a result of the closing of pending financing transactions, additional availability of $100 million, which will be reduced to zero on the earlier of consummation of certain financing transactions and the one year anniversary of the effective date of the amended and restated credit agreement, and an elected commitment of $425 million.

In connection with the Catarina acquisition we obtained a commitment (the “Bridge Commitment”) from Royal Bank of Canada, RBC Capital Markets, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Capital One, National Association and SunTrust Bank to provide, arrange, bookrun and agent, as applicable, a senior unsecured bridge facility (the “Bridge Facility”), in an aggregate amount up to $300 million (subject to reduction from the issuance and sale of senior unsecured notes). The Bridge Commitment will expire upon the earliest to occur of (a) August 19, 2014, (b) the date of execution and delivery of definitive bridge documentation by us and the lenders under the Bridge Facility or (c) the termination of the commitments by us. The Bridge Commitment is subject to customary conditions precedent for acquisition facilities of this nature. We will not seek to enter into or utilize the Bridge Facility unless other financing sources are insufficient to fund the Catarina acquisition, and in which event we would expect to utilize the Bridge Facility only to the extent of such insufficiency.

The following table sets forth information regarding combined net production of oil, NGL, and natural gas and certain price and cost information attributable to our properties for each of the periods presented:

	Pro Forma(1)	Historical
	Twelve Months Ended March 31,	Year Ended December 31,
	2014	2013	2012	2011
Production:
Oil (mbo)	6,557.2	2,908.6	417.9	145.9
Natural gas liquids (mbbl)	4,644.2	455.0	0.7	0.5
Natural gas (mmcf)	28,754.9	3,048.5	301.2	164.1
Net production volumes:
Total oil equivalent (mboe)	15,994.0	3,871.6	468.8	173.7
Average daily production (boe/d)	43,819.0	10,607.1	1,280.8	475.9
Average Sales Price: (1)
Oil ($ per bo) (1)	$95.93	$99.82	$101.40	$95.31
Natural gas liquids ($ per bbl)	$30.74	$28.60	$23.26	$47.62
Natural gas ($ per mcf)	$3.82	$3.64	$2.54	$3.59
Oil equivalent ($ per boe) (2)	$55.13	$81.21	$92.07	$83.57
Average unit costs per boe:
Oil and natural gas production expenses	$10.92	$9.21	$7.26	$9.37
Production and ad valorem taxes	$2.52	$4.47	$4.53	$4.78
General and administrative(3)	$2.19	$7.80	$24.95	$30.91
Depreciation, depletion, amortization and accretion	$23.82	$34.82	$33.96	$24.47

(1)   Pro Forma only for the Cotulla, Wycross and Catarina acquisitions.

(2)         Excludes the impact of oil derivative instruments.

(3)         For the years ended December 31, 2013 and December 31, 2012, general and administrative excludes non-cash stock-based compensation expense of approximately $17,751 ($4.58 per boe) and $25,542 ($54.49 per boe), respectively. We did not have any stock-based compensation expense for the year ended December 31, 2011.

Risks Relating to the Catarina acquisition

We may not be able to consummate the Catarina acquisition.

On May 21, 2014, we entered into the Purchase and Sale Agreement for the acquisition of certain oil and gas properties and related assets from subsidiaries of Shell. The consummation of the Catarina acquisition is subject to certain closing conditions, including conditions that must be met by the sellers and which are beyond our control. In addition, under certain circumstances, we or the sellers are able to terminate the Purchase and Sale Agreement. In addition, we may be required to seek or utilize other financing sources to consummate the Catarina acquisition, including the Bridge Facility, and we cannot assure you that such financing sources will be available on terms acceptable to us, or at all. There can be no assurances that the Catarina acquisition will be consummated in the anticipated timeframe, on the terms described herein, or at all.

If the Catarina acquisition is not consummated, under certain circumstances, we may be required to forfeit our $51.1 million deposit under the Purchase and Sale Agreement. Furthermore, our stock price could be negatively impacted if we fail to complete the Catarina acquisition.

The closing of this offering is not contingent upon the consummation of the Catarina acquisition.

The Catarina acquisition involves risks associated with acquisitions and integrating acquired assets, including the potential exposure to significant liabilities, and the intended benefits of the Catarina acquisition may not be realized.

The Catarina acquisition involves risks associated with acquisitions and integrating acquired assets into existing operations, including that:

•                  our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Catarina acquisition;

•                  we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;

•                  the assets acquired in the Catarina acquisition may not perform as well as we anticipate; and

•                  unexpected costs, delays and challenges may arise in integrating the assets acquired in the Catarina acquisition into our existing operations.

Even if we successfully integrate the assets acquired in the Catarina acquisition into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected timeframe. If we fail to realize the benefits we anticipate from the Catarina acquisition, our business, results of operations and financial condition may be adversely affected.

Under the terms of the lease with respect to the Catarina assets, we will be subject to annual drilling and development requirements and failure to comply with these requirements may result in loss of our interests in the Catarina area that are not held by production.

In order to protect our exploration and development rights in the Catarina area, following the closing of the Catarina acquisition we will be required to meet certain drilling and other requirements under the lease with respect to this area (the “Lease”). For example, we will be in the continuous development phase of the Lease that currently requires the lessee to drill 50 wells per year (measured from July to July). If we fail to meet the minimum drilling commitment, the lessor may require us to forfeit our acreage under the Lease and rights to develop land not held by production (excluding, in certain instances, associated rights such as midstream assets). In addition, the Lease will require us to go no longer than 120 days without spudding a well, and failure to do so may also require us to forfeit our acreage under the Lease and rights to develop land not held by production (excluding, in certain instances, acreage upon which associated midstream assets are located). Our drilling plans for our undeveloped leasehold acreage are subject to change based upon various factors, including factors that are beyond our control, such as drilling results, oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals. Because of these uncertainties, we cannot assure you that we will be able meet our obligations under the Lease following the closing of the Catarina acquisition. If the Lease expires following the closing of the Catarina acquisition, we will lose our right to develop the related properties on this acreage, which could adversely affect our business, financial condition and results of operation.

The geographic concentration of the properties in the Catarina area of approximately 106,000 contiguous net acres under one lease will subject us to an increased risk of loss of revenue or curtailment of production from factors specifically affecting the Catarina acreage.

The Catarina assets, comprised of approximately 106,000 contiguous net acres in Dimmit, LaSalle and Webb Counties, Texas under the Lease, represent, on a pro forma basis, approximately 51% of our proved reserves as of December 31, 2013, over 50% of our production as of March 31, 2014, and over 40% of our acreage as of March 31, 2014. Some or all of the Catarina properties could be affected should the region experience severe weather or natural disasters, moratoria on drilling or permitting delays, delays in or the inability to obtain regulatory approvals, delays or decreases in production, delays or decreases in the availability of drilling rigs and related equipment, facilities, personnel or services, delays or decreases in the availability of capacity to transport, gather or process production, and/or changes in the regulatory, political and fiscal environment. We maintain insurance coverage for only a portion of risks that may affect our business. In addition, following the closing of the Catarina acquisition we may lose certain of our rights under the Lease under certain circumstances. “See — Under the terms of the lease with respect to the Catarina assets, we will be subject to annual drilling and development requirements and failure to comply with these requirements may result in loss of our interests in the Catarina area that are not held by production.” Due to the concentrated nature of our portfolio of properties, particularly with respect to the Catarina area following the closing of the Catarina acquisition, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties.